UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2016

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36469	84-1070932
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3800 North 28th Way

Hollywood, Florida 33020

(Address of Principal Executive Office) (Zip Code)

(888) 766-5351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 6, 2016, Vapor Corp. (the “Company”) announced its intention to conduct a tender offer to repurchase its outstanding Series A Warrants. The tender offer will be made solely by an Offer Letter and the related Letter of Transmittal which will be attached to the Company’s commencement tender offer statement on Schedule TO to be filed with the Securities and Exchange Commission.

A copy of this press release is included as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release of Vapor Corp. dated December 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.

Date: December 6, 2016	By:	/s/ Jeffrey E. Holman
Jeffrey E. Holman
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of Vapor Corp. dated December 6, 2016